Vitran Completes Sierra West Express Acquisition

TORONTO & SPARKS, Nev.—(BUSINESS WIRE)—Jan. 3, 2006—Vitran Corporation Inc. (NASDAQ:VTNC)(TSX:VTN), a North American transportation and logistics firm, today announced that it has closed its purchase of the assets of Sierra West Express, Inc., a regional less-than-truckload (LTL) freight carrier with operations in the Western U.S. The transaction was previously disclosed via a December 19, 2005 news announcement, and adds eight new terminals — in California, Nevada and Arizona — to Vitran’s growing North American LTL freight network.

In the twelve-month period ended November 30, 2005, Sierra West Express had revenues of $16.0 million and EBITDA of $1.0 million. Vitran’s purchase price of $2.25 million in cash and a contingent $250,000 note payable to the vendor resulted in a purchase price multiple of 2.4 times trailing 12 month EBITDA. Vitran expects an accretive impact on its FY 2006 diluted earnings as a result of the acquisition. Vitran management is initiating FY ‘06 diluted earnings guidance with an expected EPS range of between $1.63 and $1.73 for the twelve-month period ending December 31, 2006.

The Company expects to report its 2005 Q4 and year-end operating results on February 9, 2006, and management will host a conference call and webcast in conjunction with the results.

About Vitran Corporation Inc.

Vitran Corporation Inc. is a North American group of transportation companies offering less-than-truckload, logistics, truckload, and freight brokerage services. To find out more about Vitran Corporation Inc. (TSX:VTN)(NASDAQ:VTNC), visit the website at www.vitran.com.
Statements in the press release regarding management’s future expectation, beliefs, goals, plans, or prospects constitute forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. For this purpose, any statements that are contained herein that are not statements or historical fact may be deemed to be forward-looking statements made pursuant to the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “intends,” “will,” “should,” “expects,” “projects,” and similar expressions are intended to identify forward-looking statements. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause actual result, future circumstances or events to differ materially from those projected in the forward-looking statements. These risks include, but are not limited to, economic factors, demand for the Company’s services, fuel price fluctuations, the availability of employee drivers and independent contractors, risks associated with geographic expansion, capital requirements, claims exposure and insurance costs, competition, government regulation changes, environmental hazards and other risks detailed from time-to-time in the Company’s public disclosure documents or other filing with the Canadian and United States securities commissions or other securities regulatory bodies. The forward-looking statements are made as of the date hereof, and the Company disclaims any intention and has no obligation or responsibility, except as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Vitran Corporation Inc.

Richard Gaetz

President/CEO

(416) 596-7664

OR

Vitran Corporation Inc.

Sean Washchuk

VP Finance/CFO

(416) 596-7664

OR

Jaffoni & Collins Incorporated

Robert Rinderman

(212) 835-8500

OR

Jaffoni & Collins Incorporated

Steve Hecht

(212) 835-8500

VTNC@jcir.com

SOURCE: Vitran Corporation Inc.